UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2014

NEXEO SOLUTIONS HOLDINGS, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-179870-02	27-4328676
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Waterway Square Place, Suite 1000 The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 297-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On February 21, 2014, Nexeo Solutions, LLC (“Solutions”) entered into an Incremental Amendment to Amended and Restated Credit Agreement (the “Incremental Amendment”), among Solutions, Nexeo Solutions Holdings, LLC, a Delaware limited liability company (the “Company”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Sub Holdco”), the subsidiary guarantors party thereto, the additional lender party thereto and Bank of America, N.A., as administrative agent and collateral agent (the “TLB Agent”), which amended the term loan credit agreement, dated March 9, 2011, among Solutions, the Company, Sub Holdco, the TLB Agent and the lenders from time to time party thereto (as amended and restated pursuant to Amendment No. 1 to Credit Agreement, dated October 16, 2012, amended by Amendment No. 1 thereto, dated November 29, 2012, amended by Amendment No. 2 thereto, dated August 5, 2013, and as further amended by the Incremental Amendment, the “Amended Term Loan Credit Agreement”).

The Incremental Amendment provides for, among other things, new Term B-3 Loans (as defined in the Incremental Amendment) in an aggregate principal amount of $170.0 million, which were fully drawn by Solutions, the Company and Sub Holdco (collectively, the “Borrowers”), on a joint and several basis, on February 21, 2014, in addition to (i) the existing Term B-2 Loans (as defined in the Amended Term Loan Credit Agreement) which were drawn by Solutions in an aggregate principal amount of $175.0 million on October 16, 2012, and (ii) the existing Term B-1 Loans (as defined in the Amended Term Loan Credit Agreement), which were drawn by Solutions in an aggregate principal amount of $325.0 million on March 31, 2011.

The proceeds of the Term B-3 Loans were used to repay approximately $125.0 million aggregate principal amount of loans outstanding under the Borrowers’ asset-based revolving credit facility on February 21, 2014, to pay fees and expenses related to the transactions and to increase balance sheet cash.

The interest rate provisions for the Term B-3 Loans are the same as for the Term B-1 Loans and the Term B-2 Loans.  The Term B-3 Loans bear interest at a rate per annum equal to, at the Borrower’s option, either (a) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 1.5%, plus an applicable margin of 3.5% or (b) a base rate determined by reference to the highest of (1) the prime commercial lending rate published by Bank of America, N.A. as its “prime rate,” (2) the federal funds effective rate plus 0.50% and (3) a one-month LIBOR rate plus 1.0%, plus an applicable margin of 2.5%.

Consistent with the Term B-2 Loans and Term B-1 Loans, the Term B-3 Loans will mature on September 9, 2017 and will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Term B-3 Loans, with the balance payable on the final maturity date, subject to the amend and extend provisions applicable under the Amended Term Loan Credit Agreement.

Solutions may voluntarily prepay outstanding Term B-1 Loans and outstanding Term B-2 Loans, and the Borrowers may voluntarily prepay outstanding Term B-3 Loans, without premium or penalty, other than customary “breakage” costs with respect to Eurodollar loans and, with respect to the Term B-3 Loans only, a 1% premium on the outstanding amount of any Term B-3 Loans prepaid or refinanced in connection with certain repricing transactions occurring on or prior to February 21, 2015.

The lenders and the agents (and each of their respective subsidiaries or affiliates) under the Amended Term Loan Credit Agreement have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company, Solutions and their respective subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company, Solutions and their respective subsidiaries or affiliates for such services.

The foregoing descriptions of the Incremental Amendment and the Amended Term Loan Credit Agreement are general descriptions and are qualified in their entirety by reference to the full text of the Incremental Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K under the heading is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1

Incremental Amendment to Amended and Restated Credit Agreement, dated as of February 21, 2014, by and among Nexeo Solutions, LLC, a Delaware limited liability company, Nexeo Solutions Holdings, LLC, a Delaware limited liability company, Nexeo Solutions Sub Holding Corp., a Delaware corporation, the subsidiary guarantors party thereto, the additional lender party thereto and Bank of America, N.A., as administrative agent and collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXEO SOLUTIONS HOLDINGS, LLC

By:	/s/ Michael B. Farnell, Jr.
Michael B. Farnell, Jr.
Executive Vice President and Chief Legal Officer

Dated: February 21, 2014

Exhibit Description

Exhibit	Description

10.1

Incremental Amendment to Amended and Restated Credit Agreement, dated as of February 21, 2014, by and among Nexeo Solutions, LLC, a Delaware limited liability company, Nexeo Solutions Holdings, LLC, a Delaware limited liability company, Nexeo Solutions Sub Holding Corp., a Delaware corporation, the subsidiary guarantors party thereto, the additional lender party thereto and Bank of America, N.A., as administrative agent and collateral agent.